EXHIBIT 99.4

TERMINATION OF AN IRREVOCABLE VOTING AGREEMENT

This termination of the Irrevocable Voting Agreement (“Voting Agreement”) is made as of June 22, 2011 (the "Effective Date"), by and among Clal Biotechnology Industries Ltd. (“CBI”) of 3 Azrieli Center, Triangle Tower, 45th Floor, Tel-Aviv 67023, Israel, Prof. Avraham Hochberg (“Hochberg”) of 23 Israel Eldad St., Jerusalem 93399, Israel, Mr. Avi Barak of 16/65 Rimlat St., Ramat Gan, Israel  and Tikcro Technologies Ltd. (“Tikcro”) of 126 Yigal Allon St, Tel Aviv, Israel 67443  (each a “Party” and collectively, the “Parties”).

WITNESSETH:

WHEREAS, on July 30, 2008 the Parties signed the Voting Agreement setting forth certain matters regarding the ownership of their holdings in BioCancell Therapeutics Inc. (the “Company”).

WHEREAS, the Parties wish to terminate the Voting Agreement.

THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

1.	The Parties declare and confirm that the Voting Agreement is hereby terminated in its entirety as of the Effective Date and shall be considered null and void with no further action to be taken.

2.
The Parties declare and confirm that they have no claims, suits or demands of any kind and nature, and will not have in the future any claims, suits or demands of any kind and nature, against each other arising out of or in connection with the Voting Agreement and/or its termination.

3.
This document may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document. This document may be executed by facsimile signatures.

IN WITNESS WHEREOF the Parties have exercised this termination of the Voting Agreement in one or more counterparts as of the date first hereinabove set forth.

CLAL BIOTECHNOLOGY		PROFESSOR AVRAHAM HOCHBERG
INDUSTRIES LTD.

/s/ Amos Bankirer
By:	/s/ Orit Lidor	/s/ Prof. Avraham Hochberg
Name:	Amos Bankirer Orit Lidor
Title:	VP VP & General Counsel

TIKCRO TECHNOLOGIES INC.

By:	/s/ Izhak Tamir
Name:	Izhak Tamir
Title:	Chairman
By:	/s/ Aviv Boim
Aviv Boim, CEO

My signing on this termination of the Voting Agreement, following the request of the other Parties, does not derogate in any way from my statement in my letter dated December 22, 2009 according to which, as of that date, I am no longer a party to the Voting Agreement (The said letter is attached as an Annex hereto).

AVI BARAK

/s/ Avi Barak